Exhibit 99.1

Array BioPharma Reports Financial Results for the First Quarter of Fiscal 2010

BOULDER, Colo.--(BUSINESS WIRE)--November 2, 2009--Array BioPharma Inc. (Nasdaq: ARRY) today reported financial results for the first quarter of fiscal 2010.

Array reported revenue of $7.9 million for the first quarter of fiscal 2010, compared to revenue of $5.7 million for the same period in fiscal 2009. Array invested $19.2 million in proprietary research and development during the quarter to advance its seven wholly-owned drugs in clinical development and select discovery programs. This compares to $24.5 million invested in research and development during the first quarter of fiscal 2009. Array reported a net loss of $24.8 million, or ($0.52) per share, for the first quarter, compared to a net loss of $33.7 million, or ($0.71) per share, for the first quarter in fiscal 2009. Array ended the first quarter of fiscal 2010 with $77.3 million in cash, cash equivalents and marketable securities.

“We are excited about the rapid progress we made in our proprietary pipeline during the quarter while we tightened our spending and secured additional capital,” said Robert E. Conway, Chief Executive Officer. “Following our success with our glucokinase activator ARRY-403 in a single ascending dose trial, we initiated a multiple ascending dose trial in type 2 diabetic patients. We’ve also finished enrolling the first two cohorts of advanced cancer patients in an escalating dose trial with ARRY-162, our lead MEK inhibitor.”

SUMMARY OF RECENT PROGRESS

Clinical trial completed in type 2 diabetic patients:

ARRY-403 – GK activator for type 2 diabetes: Array announced positive top-line data from a Phase 1 single ascending dose clinical trial in patients with type 2 diabetes with its novel small molecule glucokinase activator (GKA), ARRY-403. The drug met its primary and secondary endpoints of safety, pharmacokinetics and glucose control. Additional data is available on Array BioPharma’s website at www.arraybiopharma.com. Array is currently conducting a multiple ascending dose study in patients with type 2 diabetes to evaluate safety, exposure and glucose control over a 10-day period.

Five clinical programs advanced for the treatment of cancer:

ARRY-162 – MEK inhibitor for cancer: Array completed enrolling the first two cohorts in a Phase 1 clinical trial in cancer patients with its most advanced wholly-owned MEK inhibitor, ARRY-162. The Phase 1 dose escalation study is designed to evaluate safety, pharmacokinetics and pharmacodynamics of ARRY-162 following daily oral administration to patients with advanced solid tumors.

ARRY-520 – KSP inhibitor for AML and MM: Array continued a Phase 1 trial of ARRY-520, a novel KSP inhibitor, in patients with solid tumors and two Phase 1/2 trials in patients with acute myelogenous leukemia and multiple myeloma.

ARRY-614 - p38/Tie-2 Inhibitor for MDS: Array is dosing patients with myelodysplastic syndromes (MDS) in a Phase 1 trial with ARRY-614 to determine the safety, maximum tolerated dose, pharmacokinetics and preliminary estimates of efficacy of the compound in this patient population.

ARRY-543 - ErbB family inhibitor for solid tumors: Array continued a Phase 1 dose-escalation study with tablet formulation in patients with solid tumors and three Phase 1b trials in combination with Xeloda® (capecitabine), Taxotere® (docetaxel) and Gemzar® (gemcitabine), respectively.

ARRY-380 - ErbB2 selective inhibitor for cancer: Patient recruitment in a Phase 1 trial with ARRY-380, an oral, selective ErbB2 (Her2) inhibitor, remains on track to complete enrollment this year. The trial is designed to evaluate the safety, maximum tolerated dose and pharmacokinetics of ARRY-380 in patients with advanced cancer.

Array received a milestone payment from InterMune, Inc.: Array received a $1 million milestone payment from InterMune in August 2009 after InterMune and Roche advanced RG7227 / ITMN-191, a novel small molecule inhibitor of the Hepatitis C Virus NS3/4 protease, into a Phase 2b trial evaluating ITMN-191 in combination with standard of care therapies.

Array received additional capital: Array received $40.0 million in additional capital from the Deerfield Funds under a loan facility agreement dated May 15, 2009. The outstanding principal under the new loan is due by April 2014 and interest is payable monthly. Principal and interest can be repaid, at Array’s option, subject to certain limitations, at any time with shares of Array common stock.

Array will hold a conference call on Tuesday, November 3, 2009, at 9:00 a.m. Eastern time to discuss these results. Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:	Tuesday, November 3, 2009
Time:	9:00 a.m. Eastern time
Toll-Free:	888-455-2265
Toll:	719-325-2133
Pass Code:	7475243
Webcast:	www.arraybiopharma.com

A replay of the call will be available as a webcast on www.arraybiopharma.com and by phone for one week by dialing toll-free 888-203-1112 or 719-457-0820. The access code is 7475243.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer, inflammatory diseases, pain and metabolic diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans to progress and develop our proprietary programs. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management. We are providing this information as of November 2, 2009. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc. Condensed Statements of Operations (Unaudited) (in thousands, except per share amounts)

	Three Months Ended September 30,
	2009	2008

Revenue
Collaboration revenue	$5,044	$4,238
License and milestone revenue	2,846	1,510
Total revenue	7,890	5,748

Operating expenses
Cost of revenue	5,923	5,120
Research and development for proprietary
drug discovery	19,201	24,509
General and administrative	4,213	4,492
Total operating expenses	29,337	34,121

Loss from operations	(21,447)	(28,373)

Other income (expense)
Impairment of marketable securities	(217)	(3,910)
Interest income	304	878
Interest expense	(3,442)	(2,280)
Total other income (expense)	(3,355)	(5,312)

Net loss	$(24,802)	$(33,685)

Weighted average shares outstanding -
basic and diluted	48,137	47,573

Net loss per share - basic and diluted	$(0.52)	$(0.71)

Summary Balance Sheet Data (in thousands)

	September 30,	June 30,
	2009	2009

Cash, cash equivalents and marketable securities	$77,274	$57,488
Property, plant and equipment, gross	$83,706	$83,683
Working capital (deficit)	$26,952	$(5,378)
Total assets	$110,112	$95,055
Long-term debt, net	$108,161	$68,170
Stockholders' deficit	$(82,525)	$(73,701)

CONTACT:
Array BioPharma Inc.
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com